For Immediate Release

            Contact: Barbara Tracey (860) 645-7878/email: btracey@scanoptics.com
                     Susan Lucek (860) 645-7878/email: slucek@scanoptics.com

                      Scan-Optics Announces Fourth Quarter
             and Year End Profit, Debt Restructuring and Restatement
                          of 2002 Financial Statements


         Manchester, CT - March 30, 2004 - Scan-Optics, Inc. (OTC BB: SOCR), a leader in information capture and customer service solutions for government, insurance, order fulfillment, proxy, health claims, test scoring and other paper-intensive businesses, today announced financial results for the fourth quarter and year ended December 31, 2003, restatement of 2002 financial results and a restructuring of its secured debt.
         For the fourth quarter ended December 31, 2003, total revenues were $8.5 million, compared to $6.4 million in the fourth quarter of 2002. The Company reported net income for the quarter of $.6 million or $.07 per diluted share, compared to net income of $.2 million, or $.03 per diluted share, for the same period in 2002. Total revenues for the year were $32.1 million, compared to $29.3 million for 2002. The Company reported net income for the year of $1 million or $.13 per diluted share, compared to $.9 million, or $.13 per diluted share, for 2002. During the fourth quarter of 2003, the Company determined that $.2 million previously recorded as liabilities were no longer due or have been settled for amounts less than previously recorded which resulted in an increase in net income. The Company also reported an income tax benefit of $.2 million in the fourth quarter of 2003 due to the reduction of potential tax exposures associated with certain state and foreign exposure items.
          The 2002 consolidated financial statements have been restated to reflect a change in the application of generally accepted accounting principles relating to the reduction of certain liabilities to which the Company is no longer obligated, which increased 2002 net income by $.1 million or $.02 per diluted share, representing the reduction of liabilities offset by required additional incentive compensation. The Company identified certain liabilities relating to services and transactions dating back to 2002 and 2001. In 2003, the

Company determined the amounts were no longer valid obligations of the Company. Further, it was determined that payment of the obligation or resolution of the circumstances originally creating the liability occurred in 2002.
         In discussing the results, James C. Mavel, Chairman, Chief Executive Officer and President of Scan-Optics, stated, "We continue to be pleased with our operating results for the fourth quarter and year during 2003. The 18% improvement in operating income, along with 9% revenue growth for the year, serve as testimony to the excellent job accomplished by the employees of Scan-Optics. We continue to generate results from our commitment to quality. In 2003 we received certification for ISO9001:2000 for our entire company, which extends the focus on customer satisfaction to all areas of the enterprise."
         "We invested in Research and Development to develop a new image scanning platform in 2003 and enjoyed a very successful product introduction during the 2004 AIIM Conference and Exhibition in New York earlier this month," Mavel continued. "In fact, this product earned a "Best of Show" award for high-end image scanners. Having completed beta testing both domestically and internationally, the product is immediately available for customer shipment. Demand is exceeding plan and we recently modified our second quarter manufacturing to meet the increased volume. This image scanner was designed to satisfy the requirement of our sophisticated customer base, but also is scalable to provide an excellent price performance ratio in the competitive market space. Although we are very enthusiastic about the results and potential of our products and services, we remain cautious about the continuing improvement of current market conditions."
         The Company also announced today that it has entered into a new financing arrangement with certain lenders affiliated with Patriarch Partners, LLC (the "Lenders") that, among other things, extends from December 31, 2004 through June 1, 2005 the repayment date for all of the Company's secured debt and provides additional working capital in the amount of $1.5M. In addition, subject to approval by the shareholders at the Company's next annual meeting, Scan-Optics will issue to the Lenders 79.8% of the fully-diluted Common Stock of the Company in consideration for, among other things, the Lenders' agreement to further extend the repayment date for the Company's outstanding secured debt through March 30, 2007. More specifically, the financing arrangement provides the following:

            * The Company's secured term and revolving debt is restructured leaving the Company with a $9 million term loan and a $2.5 million revolving credit facility. Both such loans will continue to accrue interest at a rate of prime plus 2%. The maturity date for these loans is extended from December 31, 2004 to June 1, 2005.

            * An additional $1.5 million working capital term loan is available to the Company, with the Company obligated to repay $2 million at maturity on June 1, 2005. The working capital term loan will accrue interest on $2 million at the prime rate.

            * The Company's financial covenants with respect to backlog, capital expenditure and EBITDA have been modified to enhance the financial flexibility of the Company.

            * The Company has exchanged the $3.8 million mandatorily redeemable Series A preferred stock held by the Lenders for $3.8 million of mandatorily redeemable Series B preferred stock, which Series B preferred stock has substantially the same terms as the Series A, except that the redemption date is extended from December 31, 2004 to June 1, 2005.

            * The Company has agreed to use its best efforts, subject to the fiduciary duties of the Board of Directors, to complete a recapitalization of the Company by July 1, 2004. The Lenders currently hold both the Series B preferred stock noted above and a warrant to purchase common stock issued to the Lenders in December 2001. The Lenders are entitled to exercise the warrant, upon the earlier of January 1, 2005 or a triggering event, for 33.2% of the fully-diluted common stock of the Company at $0.02 per share. In addition, upon the Lender's exercise of the warrant, the Series B preferred would be entitled to vote with the common stock and would have 46.67% of the voting power of the Company, on a fully-diluted basis. The recapitalization will include, among other terms, the cancellation of the $3.8 million mandatorily redeemable Series B preferred stock and the existing warrant, and the issuance of common stock of the Company to the Lenders so that following such issuance the Lenders will own 79.8% of the fully-diluted common stock of the Company, subject to dilution for certain current and future compensatory stock options issued by the Company. The recapitalization is subject to the approval by the stockholders of the Company of an amendment to the certificate of incorporation of the Company to increase the authorized common stock of the Company and related matters, which approval will be sought at the Company's planned annual meeting to be held on or before July, 2004.

            * Upon approval by the Company's shareholders of the recapitalization described above, the maturity date for all of the Company's secured indebtedness to the Lenders will be further extended from June 1, 2005 to March 30, 2007.

                  In discussing this agreement, Peter Stelling, Chief Financial Officer stated, "The financial restructuring of the current $10 million revolver and $2 million term loan into a $2.5 million revolver and a $9 million term loan significantly reduces required amortizations and enhances the ability of the Company to invest in its business. In addition, the modification of the covenants enhances the financial flexibility of the Company. The $2 million working capital term loan facility also provides additional capital to the Company. Based upon the restructuring and the further extension through March 2007 of loan maturities and the revolving loan commitment that would occur upon the approval by shareholders of the recapitalization transaction, the Company believes that it will have a capital structure that provides it with sufficient liquidity to operate the business and facilitates the achievement of the Company's longer term objectives."

         Scan-Optics, Inc., with headquarters in Manchester, Connecticut, is recognized internationally as an innovator and solution provider in the information management and imaging business. It designs, manufactures and services products and systems for character recognition, image processing and display, data capture and data entry. Scan-Optics systems and software are marketed worldwide to commercial and government customers directly and through distributors. Through its Manufacturing Services Division, Scan-Optics also provides contract-manufacturing services to customers, outsourcing the manufacturing of complex, electro-mechanical assemblies. Scan-Optics has sales and service offices located throughout the United States and abroad. Additional information concerning Scan-Optics is available at www.scanoptics.com. Information contained on Scan-Optics' web site is not incorporated by reference herein.
         All statements in this press release other than historical facts are "forward-looking statements" made under safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are changes in general economic and business conditions in the United States and foreign markets, which impact capital investments by customers, the cyclical nature of funding within federal and state government agencies, further adverse changes in Scan-Optics' banking, lending and financing relationship, insufficient cash resources, increased competition from similar products, the implementation of other technologies which may provide alternative solutions, ability to complete projects in a timely manner, and other risk factors and cautionary statements listed from time to time in Scan-Optics' periodic reports filed with the Securities and Exchange Commission, including but not limited to Scan-Optics' Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

                                    SCAN-OPTICS, INC., AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         Three Months               Twelve Months
                                                            Ended                        Ended
                                                         December 31                  December 31
         (thousands, except share data)               2003          2002           2003          2002
-----------------------------------------------------------------------------------------------------------
                                                                  Restated                     Restated
Revenues
  Hardware and software                           $     4,292    $     2,123    $   16,044     $   11,292
  Professional services                                 1,610          1,588         5,474          6,550
  Access services                                       2,597          2,722        10,563         11,499
                                                 ----------------------------------------------------------
    Total revenues                                      8,499          6,433        32,081         29,341

Costs of Revenue
  Hardware and software                                 3,342          1,743        10,690          7,816
  Professional services                                   620            717         2,717          2,899
  Access services                                       2,130          1,868         8,813          8,539
                                                 ----------------------------------------------------------
    Total costs of revenue                              6,092          4,328        22,220         19,254

Gross Margin                                            2,407          2,105         9,861         10,087

Operating Expenses
  Sales and marketing                                     841            734         3,455          3,273
  Research and development                                281            409         1,267          1,798
  General and administrative                              843            922         3,572          3,566
  Interest                                                189            204           856            846
                                                 ----------------------------------------------------------
    Total operating expenses                            2,154          2,269         9,150          9,483
                                                 ----------------------------------------------------------

Operating income (loss)                                   253           (164)          711            604

Other income, net                                         128            412           133            419
                                                 ----------------------------------------------------------

Income before income taxes                                381            248           844          1,023

  Income tax expense (benefit)                           (183)            20          (142)            81
                                                 ----------------------------------------------------------

Net Income                                        $       564    $       228  $        986   $        942
                                                 ==========================================================

Basic earnings per share                         $         .08  $        .03  $        .14   $        .13
                                                 ==========================================================

Basic weighted-average shares                       7,026,232      7,026,232     7,026,232      7,026,232

Diluted earnings per share                       $         .07  $        .03  $        .13   $        .13
                                                 ==========================================================

Diluted weighted-average shares                     8,078,838      7,325,387     7,806,491      7,317,437

